EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Address: P.O. Box 4607, Houston, TX 77210-4607

Email: corpcomm@coair.com

News archive: continental.com/news/

EXPRESSJET REPORTS MAY 2002 PERFORMANCE

HOUSTON, JUNE 3, 2002 - ExpressJet Holdings (NYSE:XJT) today announced increased capacity and traffic in May 2002 for its Continental Express operating fleet.

Last month, Continental Express, operated by ExpressJet Airlines, flew 344.0 million revenue passenger miles (RPMs), up 7.7 percent versus May 2001. Capacity rose 8.4 percent to 523.9 million available seat miles (ASMs) in May, compared with May 2001. ExpressJet's load factor declined 0.4 points to 65.7 percent in May 2002 versus May 2001.

Other activities at ExpressJet in May included the announcement of new Continental Express routes starting this fall between New York/Newark and both Oklahoma City and Omaha. Also during May, ExpressJet converted to all-jet operations at the Newark hub and added the 150th regional jet to its fleet.

ExpressJet employs more than 5,200 people and provides Continental Airlines (NYSE:CAL) with all of its regional airline capacity at its hub airports in Houston, Cleveland and Newark. Continental Express offers advance seat assignments and OnePass frequent flyer miles, which can be redeemed anywhere in the world Continental and its alliance carriers fly. ExpressJet Airlines is wholly owned by ExpressJet Holdings.

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